UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2014 (November 9, 2014)

DURATA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35599	27-1247903
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 West Monroe Street, Suite 3300

Chicago, Illinois 60661

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (312) 219-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

2014 Special Bonus Plan

On November 9, 2014, the Compensation Committee (the “Committee”) of the board of directors of Durata Therapeutics, Inc. (the “Company”) adopted the Durata Therapeutics, Inc. 2014 Special Bonus Plan (the “Bonus Plan”), which provides for the payment to eligible employees, including Paul R. Edick, our Chief Executive Officer, Corey N. Fishman, our Chief Operating Officer and Chief Financial Officer, and Michael W. Dunne, M.D., our Chief Medical Officer (collectively, the “named executive officers”), of transaction-related bonuses to be paid in connection with the proposed acquisition of the Company (the “Actavis Transaction”) by Actavis W.C. Holding Inc., a wholly owned subsidiary of Actavis plc (“Actavis”). Bonus payments under the Bonus Plan shall be paid to each of Mr. Edick, Mr. Fishman and Dr. Dunne in the amounts of $1,650,000, $1,900,000 and $500,000, respectively. Each bonus payment will be paid in a single lump sum payment on the first payroll date (and in any event within 30 days) following the consummation of the Actavis Transaction.

Change in Control Severance Plan

On November 9, 2014, the Committee adopted the Durata Therapeutics, Inc. Change in Control Severance Plan (the “Severance Plan”). As previously announced on October 9, 2014, the terms of the Severance Plan include the following severance formulas for terminations of employment without cause and for good reason (as such term is defined below): (i)(a) in the case of Mr. Edick, 24 months’ base salary and 2.0 times his target bonus for the year in which his employment is terminated and (b) in the case of each of Mr. Fishman and Dr. Dunne, 18 months’ base salary and 1.5 times his target bonus for the year in which his employment is terminated; and (ii) in the case of each named executive officer, to the extent his termination of employment occurs before the payment of his 2014 fiscal year bonus (the “2014 bonus”), 1.0 times his 2014 bonus at target levels. Payments under the Severance Plan are subject to the execution of a general release of claims. The severance entitlements under the Severance Plan to which each named executive officer is entitled are an enhancement to, and shall be reduced by, the severance arrangements provided for in such named executive officer’s current employment agreement (copies of which have been previously filed) and will apply until the earlier of the first anniversary of the closing date of the Actavis Transaction and December 31, 2015, or such longer time as determined by Actavis in its sole discretion. “Good reason” for purposes of the severance enhancements payable to the named executive officers means (i) a material diminution in the employee’s duties, authority or responsibilities (which will not include customary changes in reporting responsibilities in connection with the integration of the Company’s business lines and functions into similar business lines and functions of Actavis), (ii) a reduction by more than ten percent (10%) in the employee’s base compensation, and (iii) a change in geographic location at which the employee performs services by more than 50 miles. The severance arrangements provided for in each named executive officer’s current employment agreement shall continue to be governed by the definition of “good reason” provided therein.

280G Gross-Up Letters

On November 9, 2014, the Committee authorized the Company to deliver and perform under letter agreements (“280G Gross-Up Letters”) with certain employees, including each of the named executive officers, notifying each such employee that he or she is entitled to a payment in connection with the consummation of the Actavis Transaction for purposes of Internal Revenue Code Section 280G sufficient to “gross up” such individual for any excise taxes required to be paid pursuant to Internal Revenue Code Section 4999 and any related income, employment and excise taxes thereon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURATA THERAPEUTICS, INC.

Date: November 13, 2014	By:	/s/ Corey N. Fishman

	Name:	Corey N. Fishman
	Title:	Chief Operating Officer and Chief Financial Officer